UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________________________________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 19, 2014

_____________________________________________________________________________________________

Commission file number: 001-33615

Concho Resources Inc.

(Exact name of registrant as specified in its charter)

Delaware	76-0818600

(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

One Concho Center
600 West Illinois Avenue
Midland, Texas	79701

(Address of principal executive offices)	(Zip code)

(432) 683-7443
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)          Election of Director.  On March 19, 2014, the Board of Directors (the “Board”) of Concho Resources Inc. (the “Company”) elected Mr. John P. Surma as a director.  Mr. Surma will serve as a Class I director, and his term on the Board will expire at the Company’s annual meeting of stockholders in 2014. In connection with his appointment, the Board has determined that Mr. Surma will serve as a member of the Reserves Committee and the Audit Committee. In addition, the Board has determined that Mr. Surma is an independent director under Section 303A.02 of the New York Stock Exchange Listed Company Manual and Rule 10A-3 of the Securities Exchange Act of 1934.

There are no understandings or arrangements between Mr. Surma and any other person pursuant to which Mr. Surma was elected to serve as a director of the Company. There are no relationships between Mr. Surma and the Company or any of its subsidiaries that would require disclosure pursuant to Item 404(a) of Regulation S-K. As a non-employee director, Mr. Surma will receive compensation in accordance with the Company’s policies for compensating non-employee directors, including any long-term equity incentive awards under the Company’s 2006 Stock Incentive Plan, as amended and restated effective as of April 19, 2012, which was approved by the Company’s stockholders in June 2012 (the “Plan”).

In connection with Mr. Surma’s election to the Board, the Company entered into an indemnification agreement with Mr. Surma on March 19, 2014. The form of indemnification agreement is attached hereto as Exhibit 10.1 and is incorporated by reference herein in its entirety. The indemnification agreement is intended to permit indemnification to the fullest extent now or hereafter permitted by the General Corporation Law of the State of Delaware. It is possible that the applicable law could change the degree to which indemnification is expressly permitted. The indemnification agreement covers expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred as a result of the fact that Mr. Surma, in his capacity as a director, is made, threatened or reasonably expected to be made a party to any suit or proceeding. The indemnification agreement generally covers claims relating to the fact that Mr. Surma is or was an officer, employee or agent of the Company or any of the Company’s subsidiaries, or is or was serving at the Company’s request in such a position for another entity. The indemnification agreement also obligates the Company to promptly advance all expenses incurred in connection with any claim. Mr. Surma is, in turn, obligated to reimburse the Company for all amounts so advanced if it is later determined that Mr. Surma is not entitled to indemnification. The indemnification provided under the indemnification agreement is not exclusive of any other indemnity rights; however, double payment to Mr. Surma is prohibited.

(e)           Compensatory Arrangements with Certain Officers.  On March 19, 2014, the Board appointed Jack F. Harper to the office of Executive Vice President of the Company.  Due to Mr. Harper’s prior employment with the Company, Mr. Harper is currently a “named executive officer” for purposes of Item 402 of Regulation S-K.  In connection with Mr. Harper’s appointment, the Company executed an Employment Agreement with Mr. Harper (the “Harper Agreement”). The Harper Agreement is for a term of three years, subject to termination upon notice or certain other conditions, and automatically extends for an additional one year period every year thereafter unless either party gives written notice that the automatic extension will not occur within 90 days prior to the first day of the extension period. The Harper Agreement also provides that (i) in the event of Mr. Harper’s death or disability, an amount equal to Mr. Harper’s annual base salary will be paid out over a period of 18 months and a prorated amount of Mr. Harper’s target bonus will be paid in a lump sum, (ii) the period for which Mr. Harper would receive continued payment of his base salary in an involuntary termination not involving a change of control is 18 months, and (iii) the amount Mr. Harper would receive in the event of an involuntary termination involving a change of control is the amount equal to two times his annual base salary plus two times his Average Annual Bonus (as defined in the Harper Agreement).  Mr. Harper’s annual base salary is $525,000.  On March 19, 2014 he received an award of 33,682 shares of restricted stock under the Plan.  All of the 33,682 shares of restricted stock granted to Mr. Harper on March 19, 2014 are scheduled to vest on March 19, 2017.

A copy of the Harper Agreement is attached hereto as Exhibit 10.2 and is incorporated herein by reference. The description of the Harper Agreement contained herein is qualified in its entirety by reference to the full text of the Harper Agreement. Also, in connection with Mr. Harper’s appointment, the Company entered into an indemnification agreement with Mr. Harper on March 19, 2014, the form of which is substantially identical to the indemnification agreement entered into with Mr. Surma, as described above.

 Item 9.01.      Financial Statements and Exhibits

(d)        Exhibits

10.1      Form of Director and Officer Indemnification Agreement between Concho Resources Inc. and each of Messrs. Surma and Harper.

10.2       Employment Agreement, dated March 19, 2014, between Concho Resources Inc. and Jack F. Harper.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                            CONCHO RESOURCES INC.

Date:   March 24, 2014                       By:      /s/ Travis L. Counts

                                                            Name:  Travis L. Counts

Title:    Vice President and General Counsel

EXHIBIT INDEX

10.1  Form of Director and Officer Indemnification Agreement between Concho Resources Inc. and each of Messrs. Surma and Harper.

10.2  Employment Agreement, dated March 19, 2014, between Concho Resources Inc. and Jack F. Harper.